Exhibit 99.1

Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future strategic plans and other statements about future financial and operating results, including statements about the proposed split-off by Cargill, Incorporated of its equity interest in The Mosaic Company and related transactions (the “Split-Off”), the terms and effects of the proposed Split-Off, the nature and impact of the proposed Split-Off and benefits of the proposed Split-Off. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation and implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida lakes and streams; further developments in the lawsuit involving the federal wetlands permit for the extension of the Company’s South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions the Company may identify and implement in an effort to mitigate the effects of the lawsuit; other difficulties or delays in receiving, or increased costs of, or revocation of, necessary governmental permits or approvals; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental obligations, or Canadian resource taxes and royalties; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan, potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals; the possibility that the expected timeline for the proposed Split-Off may be delayed or the proposed Split-Off may not occur, or that there may be difficulties with realizing the benefits of the proposed Split-Off; and other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Additional Information

In connection with the proposed split-off transaction, GNS II (U.S.) Corp. (“M Holdings”) has filed with the SEC a Registration Statement on

Form S-4 that includes a proxy statement of Mosaic that also constitutes a prospectus of M Holdings. Mosaic will deliver the final proxy statement/prospectus to its stockholders. Investors and holders of Mosaic securities are strongly encouraged to read the proxy statement/prospectus (and any other relevant documents filed with the SEC) when it becomes available because it will contain important information relating to the proposed transaction. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by Mosaic and M Holdings with the SEC, without charge, at the SEC’s website at www.sec.gov. The proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing Mosaic’s website at www.mosaicco.com under the tab “Investors”.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Such an offer may be made solely by a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Accordingly, the proxy solicitation for the merger described in this communication has not commenced. The distribution of this communication may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.

Participants in this Transaction

Mosaic and M Holdings and their respective directors, executive officers and certain other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Mosaic’s stockholders with respect to the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Mosaic stockholders in connection with the proposed transaction is set forth in the proxy statement/prospectus filed with the SEC. You can find information about the executive officers and directors of Mosaic in its Annual Report on Form 10-K for the fiscal year ended May 31, 2010 filed with the SEC on July 23, 2010 and in its definitive proxy statement filed with the SEC on August 24, 2010. You can obtain free copies of these documents from Mosaic using the website information above. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the final proxy statement/prospectus and other material to be filed with the SEC in connection with the proposed transaction.

Event ID: 3112152

Culture: en-US

Event Name: Q3 FY 2011 The Mosaic Company Earnings Conference Call

Event Date: 2011-03-31T14:00:00 UTC

C: Christine Battist;The Mosaic Company;Director of IR

C: Larry Stranghoener;The Mosaic Company;EVP and CFO

C: Jim Prokopanko;The Mosaic Company;President and CEO

P: David Silver;BofA Merrill Lynch;Analyst

P: P.J. Juvekar;Citigroup;Analyst

P: Don Carson;Susquehanna Financial Group;Analyst

P: Vincent Andrews;Morgan Stanley;Analyst

P: Shiv Puri;CLSA;Analyst

C: Joc O’Rourke;The Mosaic Company;EVP of Operations

P: Lindsay Drucker Mann;Goldman Sachs;Analyst

P: Michael Piken;Cleveland Research;Analyst

P: Edlain Rodriguez;Gleacher and Company;Analyst

P: Fai Lee;RBC Capital Markets;Analyst

P: Dean Groff;Scotia Capital;Analyst

P: Jacob Bout;CIBC World Markets;Analyst

C: Rich Mack;The Mosaic Company;EVP, General Counsel and Corporate Secretary

P: Mark Gulley;Soleil Securities;Analyst

P: Benjamin Fadi;Stifel Nicolaus;Analyst

P: Operator;;

+++ presentation

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s fiscal 2011 third quarter earnings conference call. At this time, all participants have been placed in a listen-only mode. The floor will be open for questions following today’s presentation.

Your host for today’s call is Christine Battist, Director, Investor Relations of The Mosaic Company. Please proceed, Christine.

Christine Battist: Thank you, Simon. Welcome to Mosaic’s fiscal 2011 third quarter earnings conference call. With us today are Jim Prokopanko, President and Chief Executive Officer; Larry Stranghoener, Executive Vice President and Chief Financial Officer; and other members of the Senior Leadership Team.

After my introductory comments, Larry will summarize our third quarter results and financial guidance. He will also provide an update on South Fort Meade and the Cargill Split-Off transaction. Then, Jim will share his views on the market and Mosaic’s strategic priorities. The presentation slides we are using during the call today are available on our website at mosaicco.com.

Recently, Mosaic was recognized for the second year in a row in the Corporate Responsibility Magazine 12th Annual 100 Best Corporate Citizens List. This list is known as the world’s top corporate responsibility ranking, based on publicly available information. This recognition was due in part to our conservation and environmental stewardship, as well as our financial and governance transparency.

I also wanted to bring your attention to one matter in our press release related to enhanced disclosure regarding MOP selling prices. We have included our average MOP crop nutrient selling prices for both North American and international customers, in addition to the average MOP selling price. Historical information for the prior 14 quarters is included in our segment data table found on our website.

We will be making forward-looking statements during this conference call. These statements include, but are not limited to, statements about future financial and operating results. They are based upon management’s beliefs and expectations as of today’s date, March 31, 2011, and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is included in our press release issued yesterday and in our reports filed with the Securities and Exchange Commission.

Slide four summarizes important information about the proxy statement and prospectus that we have filed with the SEC in preliminary form and that you should read when available in final form. This call is the property of Mosaic. Any distribution, transmission, broadcast or rebroadcast in any form without the express written consent of Mosaic is prohibited.

Now I’ll turn the call over to Larry.

Larry Stranghoener: Thank you, Christine. Good morning, all. As many of you know, this is Christine’s last earnings call, and I’m sure she’ll miss them.

Christine has led our IR function now for more than the three years she was originally asked to serve, and will be rotating soon to a new role. Christine significantly enhanced our IR program and we are grateful for her contributions.

Joining us as our new Vice President of Investor Relations is Laura Gagnon. Laura brings a wealth of IR and related experience to us, most recently at Ameriprise, where she established the IR function following that company’s spin-off from American Express.

Now let’s turn to slide five. The long-term fundamentals for our business are outstanding, and we are effectively executing against our strategic priorities, which are aligned with this outlook. Yesterday, we reported record third quarter earnings, with strong results in both of our business segments. As the leading producer of potash and phosphate, there is no company better positioned than Mosaic to capture the growth in crop nutrient markets.

Now, let me highlight our financial results. As you can see on this slide, net earnings were $542 million, or $1.21 per share, compared to $222 million, or $0.50 per share, a year ago. We generated $366 million in operating cash flow this quarter and funded $312 million in capital expenditures, with the bulk of this going toward our potash expansions. Gross margin was a record for any quarter at 39%, driven by outstanding market fundamentals and effective execution.

Our Phosphates business segment had an exceptional quarter. As summarized on slide six, we generated $372 million in operating earnings, compared to $53 million a year ago. Gross margin improved to 31%, up from 11% a year ago and 24% last quarter.

The improvement in third quarter operating earnings was primarily due to significantly higher selling prices, partially offset by higher raw material costs. Our focus on operational excellence contributed to our outstanding performance, particularly in mining. Mining production exceeded tonnage in the year-ago quarter by 10%, due to better mining performance this quarter and the impact of mining curtailments in the year-ago quarter.

Our Potash segment also showed strong results in the third quarter. Potash operating earnings were $414 million, up about $90 million from last year, as highlighted on slide seven. This improvement was primarily due to the favorable effect of higher production volumes, increased selling prices, and insurance recoveries. Compared to the second quarter, operating earnings, excluding discrete items, improved 49%, as we began to realize MOP price increases announced last fall.

Even though we continue to run our potash mines at high rates to meet healthy demand, our potash inventories remain low and are expected to remain so through the summer, when we perform our usual turnarounds.

There were a couple of specific items to mention this quarter. Other operating income includes about $40 million, or $0.07 per share, for insurance recoveries, primarily in the Potash segment. And, as previously announced, we redeemed $455 million aggregate principal amount of our 2014 senior notes. We recorded non-operating expense of $19 million, or $0.03 per share, in connection with this redemption. This was an opportunistic use of cash, offering significant interest savings.

Now let me shift to financial guidance, as summarized on slide eight. We expect to finish this fiscal year on a strong note. For our fourth quarter, we estimate total phosphate sales volumes of 2.5 million to 2.9 million tonnes. We expect an average DAP selling price in the fourth quarter of $560 to $590 per tonne. To meet continued high demand, we expect to operate our North American phosphate plants in excess of 85% of granulation capacity.

Tight market conditions for raw materials will likely pressure fourth quarter phosphate gross margin compared to the third quarter. We have included a sensitivities chart in the appendix to our slide presentation that you might find helpful, particularly as it relates to sulfur and ammonia cost movements.

We expect continued improvement in our Potash segment due to strong demand and tight supply. For the fourth quarter of fiscal 2011, we estimate total potash sales volumes of 1.9 million to 2.2 million tonnes and an average MOP selling price of $385 to $415 per tonne. Note that we have sold the majority of our potash for the North American spring season. We expect to run our potash mines for the fourth quarter in excess of 90% of operating capacity.

There are no changes to our financial guidance on capital expenditures, resource taxes, SG&A, or our effective tax rate for fiscal 2011. We are making great progress on our potash expansions, with the first tonnes available from these expansions in 2012. Our projects generally are on time, on scope, and on budget.

Now let me provide you with a brief update on the situation at our South Fort Meade mine. As many of you know, last July, we appealed the issuance of a preliminary injunction related to this mine. Briefs have long been filed and oral arguments are scheduled for next week with the Eleventh Circuit Court of Appeals. Our assessment remains the same — we believe this permit was exhaustively reviewed and validly issued by the Army Corps of Engineers.

In the meantime, we have maintained our finished phosphate production at optimal levels since last summer as a result of our successful mitigating actions. These actions include exceptional mining performance at our other mines, a partial settlement in the South Fort Meade litigation, drawing down existing rock inventories, sourcing rock from our Miski Mayo joint venture, and, as needed, supplementing purchases of phosphate rock from third parties.

We continue to evaluate mining alternatives beyond this fiscal year, consistent with the District Court’s Order and the law. Depending on how long it takes to hear from the Eleventh Circuit, this may include mining in certain upland-only areas of our South Fort Meade tract. In the interim, we may see a slightly higher average phosphate rock cost. Our operations at South Fort Meade, together with other mitigation efforts, are not expected to have a material impact on Mosaic’s finished phosphate production through calendar 2011. We will continue to provide updates on South Fort Meade as may be warranted in the future.

Before we hear from Jim, let me finish with an update on the Cargill Split-off transaction. In January, we announced an agreement to distribute Cargill’s approximate 64% stake in Mosaic to Cargill’s stockholders and debt holders in a complex transaction. Details are available in our SEC filings and you should feel free to call us with any questions.

We are working through SEC comments related to the draft proxy and registration statement filings. Once completed and effective, we will issue the proxy statement and hold a special shareholder meeting to take a vote on the transaction. We expect to hold this meeting in the second calendar quarter, depending upon completion of the SEC review process. Assuming shareholder approval in this time frame, the transaction closing and initial offering of shares should also occur in the second calendar quarter.

As you have heard from us before, we are excited about becoming a fully independent company. Though this transaction has no material impact on Mosaic’s operations, we expect it will allow us additional strategic and financial flexibility. Our public float will also increase, making our stock eligible for the S&P 500 index, and allow us to control our own destiny as one of the world’s preeminent crop nutrition companies without the inherent complexities of having a majority stockholder. With the balance sheet that we have built during the last several years, we are well positioned to deliver value to our shareholders in the years ahead.

With that, I’ll turn the call over to Jim.

Jim Prokopanko: Thanks, Larry. This has been another great quarter, and I’m proud and grateful for all that the Mosaic team has accomplished.

Before we take your questions, I would like to provide an overview of some of the factors we are watching that could potentially impact the crop nutrient markets. I will then finish with a recap of our strategic priorities.

We are watching a number of items as listed on slide 10. The first key item we are watching is agricultural commodity markets. Outstanding underlying industry fundamentals remain intact despite recent political unrest and the devastating earthquake and tsunami in Japan, which have roiled commodity markets. Farmers need to plant record acreage and reap ever-increasing yields in order to meet accelerating demand for grains and oilseeds. Grain and oilseed stock-to-use ratios are low, and commodity prices are hypersensitive to weather and demand developments.

Corn looks especially tight, with less than two months of use estimated for the end of this crop year. This is the second lowest stock-to-use ratio since the early 1970s. This stock-to-use ratio is even lower if you exclude large strategic reserves held by China and India. Adding additional volatility to corn prices is speculation about the potential for large Chinese grain imports. With U.S. corn inventories at an all-time low, we need two years of bumper crops to move to more secure stock levels.

Weather continues to be a significant factor to watch. During this past year, extreme weather conditions have affected global grain and oilseed production. While we look forward to the North American spring season, we are mindful of potential weather delays such as wet field conditions. Wet fields may result in a late spring planting and could create logistics challenges for positioning crop nutrients.

Another key factor we are watching is supply uncertainty. In Phosphates, questions around the delay of the Ma’aden startup in Saudi Arabia, raw material uncertainty, changes in China’s export duties, political unrest in North Africa, and market concerns about permit litigation at our South Fort Meade mine, have all contributed to tight market conditions.

In Potash, supply is tight as well. Increased supplies will be met with brownfield capacity additions. Our large potash projects will play a significant role in meeting this demand. We believe brownfield projects currently underway are sufficient to supply robust demand growth over the course of this decade.

To some, the environment today may appear to be a repeat of the 2008 period. While we see some similarities, there are differences. While raw material supplies today are tight, we do not anticipate prices climbing to 2008 peak levels. In 2008, the supply chain pipeline was full. Today, that pipeline chain is lean. Dealers and farmers exhibit much more caution in their buying behavior today than they did in 2008.

As you can see in the chart on slide 11, during the last cycle, the cost of crop nutrients relative to grain prices, reached historically high levels. Now, the relative cost is well within historic norms. Collectively, these factors paint a different and more sustainable picture than in 2008.

As can be seen in our results, successful execution of our strategic priorities is paying off. Mosaic’s ability to supply the world’s agricultural markets with a global-scale, balanced portfolio of two vital crop nutrients is unparalleled in the industry. Mosaic’s leadership in both potash and phosphates differentiates us from our peers, and the combination of these two strong businesses will continue to provide advantages in the years ahead.

Through the volatility of the markets we serve, we have created long-term value. Solid cash flow has allowed us to build one of the strongest balance sheets in the industry. We have demonstrated our willingness and ability to make investments, to divest non-strategic assets, and to return cash to shareholders, as appropriate. The Cargill transaction is expected to allow us to utilize our balance sheet more aggressively over time.

Our strong cash position and significant mineral reserves give us the flexibility to continue our substantial investment in Mosaic’s future growth. This fiscal year, we will spend over $700 million on our potash expansions. Potash demand is growing and we will add up to 5 million tonnes of capacity over the next decade to meet this demand. Including reversion of the tolling agreement at Esterhazy, once complete, our peaking capacity will be nearly 17 million tonnes.

In the future, we expect the higher sales volume from our Potash business to favorably contribute to our profitability and company valuation. Our expansions will ensure we continue to be one of the largest potash companies in the world.

Our Phosphates business is producing exceptional results, due to favorable market conditions and our focus on operational excellence. In fact, our year-to-date phosphate operating profit exceeds our potash operating profit. Mosaic is one of the lowest cost producers in the world and we intend to maintain this advantage. We are re-engineering processes, improving efficiencies, and addressing supply chain opportunities.

Several other strategic priorities of our Phosphates segment are paying off. The realignment of our worldwide distribution and North American production assets a year ago is producing great results. No one can come close to Mosaic’s scale or reach in global distribution.

Our strategic investment in the Miski Mayo joint venture highlights our extensive resources and demonstrates our global scale and flexibility. Another highlight of our Phosphates segment is MicroEssentials®. This premium product creates value for the farmer, for the dealer, and for Mosaic. We are currently on pace to sell over one million tonnes of this product this fiscal year. And, with growing demand, we are converting existing phosphate capacity for up to 2 million tonnes of MicroEssentials production annually.

Phosphate and potash demand is strong. It has fully recovered from the decline of 2009, and is back on a solid growth path. We are forecasting phosphate and potash shipments to grow to record levels this year. We, and other producers, are running our mines and plants hard to keep up with this demand.

In closing, we’re proud to be a leader in agriculture at a time when people around the world understand the importance of this industry and its attractive investment potential. We believe the crop nutrient sector provides the most direct exposure to favorable agricultural dynamics. Phosphate and potash demand prospects are robust, driven by the need for farmers to plant record acreage and reap ever-increasing yields to meet accelerating grain and oilseed demand.

Crop nutrients are essential to achieve needed productivity gains, and we are among the premier companies in this industry. By executing our cost effective brownfield potash expansions and strengthening our leading phosphate position, we are creating shareholder value and delivering on our mission of helping the world grow the food it needs.

Back to you, Christine.

Christine Battist: We’d now like to open the call to your questions. Please hold your questions to one per person so we can take questions from as many people as possible. You are welcome to rejoin the queue for a follow-up question.

Simon, please open the phone lines.

+++ q-and-a

Operator: (Operator Instructions). David Silver, Bank of America.

David Silver: I had a question, I guess, regarding the planned Cargill divestment. So, in the remarks, you indicated that a transaction could happen, quote/unquote, during the second calendar quarter. And I’m just wondering if you could review what remaining steps or bottlenecks there might be?

And I guess I’m asking — my belief is maybe this happens very soon in that I don’t believe that the SEC registration for the secondary offering would be as complicated, let’s say, as an IPO or a transaction where you’re changing the balance sheet, changing — diluting EPS. None of those complicating factors seem to be at play here. So could you just talk about the timeline remaining to maybe that initial offering as you see it? Thank you.

Jim Prokopanko: Thank you, David. Good morning, and welcome to the call. I’m going to ask Larry Stranghoener to talk about some of the steps that we’re pursuing at present.

Larry Stranghoener: Hi, David. Unfortunately, I can’t say much more than what we said in our prepared comments about the deal, because we are in the registration process with the SEC. So I’ll simply repeat — we’re going through SEC comments. We believe we will work successfully through those and get this transaction done in the second calendar quarter. As you could imagine, we’re motivated to move just as quickly as we can. And so we’re hopeful and we expect to accomplish this in the second calendar quarter. And beyond that, David, we just can’t provide any more color or commentary.

David Silver: So other than the registration statement, are there other significant bottlenecks that you could just qualitatively mention? Or no?

Larry Stranghoener: I don’t know that I’d characterize anything as a bottleneck, but you will recall this is a very complex transaction that has many different facets to it. And so, there are lots of different things we need to work through internally as well as externally with the SEC, as an example.

So, I would just characterize it as things running their course as we expected them to run. And, in our view, we’re very much on track with a second quarter timetable.

Operator: P.J. Juvekar, Citi.

P.J. Juvekar: Given the robust outlook for your customers and growers, I was wondering why your volumes were at the low end of your own expectations for the quarter? Was there a timing issue in the quarter?

Jim Prokopanko: Good day, P.J. It’s Jim here. The two elements I’d say contributed to the phosphate number. It was within the range that we forecasted.

First, we had some — a couple vessels, which cannot easily happen, were deferred from the third quarter into the fourth quarter — either a logistics bottleneck, port bottleneck, something of that sort. So it was just a couple vessels at the end of the quarter.

The other element is that we made some economic decisions — do we pursue volume or do we pursue maximized gross margins? And we made the choice to go for better gross margins and we’re pleased with what we have. We have a record profit in Q3 and it worked out well.

Operator: Don Carson, Susquehanna Financial Group.

Don Carson: Jim, a question on potash. You mentioned that you thought brownfield expansions would be sufficient to satisfy demand for the balance of this decade. But we’ve seen some new projects — K+S buying Potash One and talking about building a solution mine in Saskatchewan; BHP, perhaps, going ahead. And then EuroChem’s appears to be proceeding as well.

So what would be your view of potash pricing if some of the greenfield operations were to start up, recognizing that they’ll take several years to get underway?

Jim Prokopanko: Now, there’s a lot of interest, a bit of a gold rush to the potash fields in Saskatchewan and other places in the world. Our view is unchanged. Brownfield is, by far, the most economic way at present to go forward. Brownfields, in our case, require something in the range of $300 a tonne to generate the kind of returns we’re looking for. And a greenfield is going to be double that.

And so the economic wisdom of starting up a greenfield in this decade just is beyond my thinking. You are going to need $600 to justify that investment. And with the brownfields that are on the drawing board now, a greenfield, perhaps a solutions mine in South America, that will take care of the demand growth for this decade.

I can’t explain what’s going to justify somebody else going forward, but it’s going to take the $600. And it’s going to take, as you pointed out, a considerable period of time to get a new mine up and operating. Now, our estimate is at least five years; include all the infrastructure, permitting, and all that goes with it, it could be as long as seven years. So, that will get us into the — just about the next decade.

So, presently, I think we’re going to have a solid supply/demand scenario that justifies brownfields. I don’t see greenfields being justified on economics just yet.

Operator: Vincent Andrews, Morgan Stanley.

Vincent Andrews: My question is, maybe you guys can give a little color around the Indian potash negotiation. I guess kind of really what I’m wondering is what the thinking is going to be behind accepting either a six-month or a 12-month contract. And how should we be thinking about or reading across the PhosChem contract, which I guess was for 12 months in phosphate — does that imply that we’re likely to see a 12-month contract with India?

Because, I guess, my question is that it seems like the follow-on implications to the back half of the year contract with China are probably pretty large, relative to what winds up happening with Canpotex in India. Thanks.

Jim Prokopanko: Sure, Vincent. Well, I’m not sure anything is going to happen until the World Cup Cricket Match is over in India. Once that’s done, which I think is in a week or two, what we’ve seen is Indian buyers focus on phosphate and nitrogen purchases going forward. So now that those have been pretty much put to bed, and I’ll say the PhosChem contract was for April through September period, 1 million tonnes.

So what can we conclude is that I think the world is looking at — and ourselves — as a supplier looking at shorter contract periods with the stronger markets that we’re seeing. And I don’t know that you can conclude anything basis on pricing from what’s happened in phosphate; you’d have to look at the potash marketplace. And the most recent indicator is a deal that was published and announced in Brazil, where some Russian — Belarusian producers have made a sale, I think it was $520 CFR.

So you’re seeing the potash market continue to firm. There’s been a question — I’ll ask it before it’s asked — or answer it before it’s asked — what’s happening with the spread between domestic and international pricing on potash? And with this $520, that’s approximately a $50 increase, and reduction in the spread between domestic and North American and international prices. So I see it as a strengthening market. I see its likely shorter time periods; and attention, I expect, will now turn by the — the Indians will turn their attention to potash now that they have phosphate and some nitrogen purchased.

Operator: Mark Connelly, CLSA.

Shiv Puri: This is actually Shiv Puri calling in for Mark. I was wondering if you can give us an update on the brine flow and Esterhazy, and what it was like relative to historical.

Jim Prokopanko: Sure. I’ll have Joc O’Rourke, our Executive Vice President of Operations, will speak to that.

Joc O’Rourke: The brine flow has been, as we always have said, I guess, within historic levels. We continue to manage it effectively. There really is nothing that we can say about brine flow — it’s as good as it’s ever been or it’s certainly in the historic range. So, we really have no update beyond what was told you before.

Shiv Puri: Okay. Thank you.

Operator: Lindsey Drucker Mann, Goldman Sachs.

Lindsay Drucker Mann: I was just — I had a quick question on the operating rates you anticipate for phosphate and potash. First is, what would actually be the maximum rate that you could run your mines, versus the north of 85% and north of 90% that you’ve guided to for next quarter?

And second, is the fact that you’re not running phosphate more aggressively a reflection of perhaps some bottlenecks in your rock supply? Or a view that you would like to forgo some less profitable sales? Just curious why you’re not maxing that out, given the robust global demand backdrop you talk about.

Jim Prokopanko: Well, Lindsay — it’s Jim here. Good morning. We look at maximum operating rates pretty much at a 90% of nameplate capacity. We have turnarounds — and this is pretty much the standard in the industry. You have turnarounds. And in potash, you can have a mine and a mill down for as long as a month. You have unexpected outages, and days lost here and there through a variety of things — power interruptions and so on.

So, 90% is effectively 100%. And we may have days or weeks where you’re running at 92%, 93%, but we expect that the average for the year is, with things running very well, is at 90%. And we’re approaching those numbers now.

Why haven’t we been hitting 90% all the way through? It’s been a matter of ramping up to those kind of levels. This market has really come alive in the last four months, where the pipeline has really been open to recharging and filling their warehouses. So we are pressing on the accelerator as fast as the market will take us. And we are now, in this quarter, producing all that we can move and sell, both in potash and phosphate.

Operator: Michael Piken, Cleveland Research.

Michael Piken: I just wanted to touch a little bit more on your phosphate cost structure for the past quarter. And just wondering, in the third quarter results, I mean, how much of the rock that you guys use was imported versus vertically integrated rock? And going forward, if there were any sort of disruption or you needed to rely more on imported rock, like, how much would that change your cost structure? Thanks.

Joc O’Rourke: Hello, it’s Joc O’Rourke here. I’ll answer that question. Basically, our main source of rock has been and continues to be our Florida rock, as it will for the long-term.

We’ve supplemented, and I think we’ve been — publicly stated, we will at full capacity take about 1.3 million tonnes per year from Miski Mayo. The South Fort Meade represents approximately 3 million to 6 million — 3 million to 5 million tonnes, depending on the time, but we have lots of inventory in Florida for at least to the end of calendar ‘11. So, our reliance on external rock is pretty limited and I would say definitely less than 10% of the total. And you can work out the costs on that based on world market prices.

Operator: (Operator Instructions) (multiple speakers) Go ahead.

Christine Battist: Simon, proceed.

Operator: (Operator Instructions) Edlain Rodriguez, Gleacher and Company.

Edlain Rodriguez: A quick question on the PhosChem deal again. So can you talk about who was pushing for the six-month contract? I mean, was it PhosChem or the Indians? And can you talk about the pros and cons of a shorter deal — yes, have it compared to the usual one-year deal?

Jim Prokopanko: Good day, Edlain. Thank you for the question. I’m not going to get into the confidentiality aspects of the deal, who was asking for what. There were pros and cons of six months for — depending if you’re a buyer or a seller.

Our view is that we’re in a strong, strengthening crop nutrient marketplace. We see the potential for upside pricing here as well. There’s some risk that goes with longer-term contracts, in terms of raw material ingredients — the sulfur, the ammonia. We buy our [Mosaic correction= ammonia] on a month-to-month basis. We manufacture about one-third of the [Mosaic correction= ammonia] we consume — 1.5 million tonnes. We produce 500,000.

So we’re open to ammonia price risk as well as sulfur, which is purchased on a quarterly basis. So, given what we have in inventories, with what we have contracted, we are comfortable going out six months and locking in a price on that. And we think it was the best approach, as a producer of the product, to limit it to a six-month contract period.

Thanks, Edlain.

Operator: Fai Lee, RBC Capital Markets.

Fai Lee: I just have a question regarding some commentary, I guess, Jim, you’ve made to the media regarding the potash mining — I think you mentioned some operational problems to Reuters about hitting some salt seams. And just wondering if that’s going to carry on into Q4 and what impact that had in Q3?

Jim Prokopanko: Yes, Fai. The comment I made is, just broadly, the phosphate we’ve been firing on absolutely all cylinders. Things have been really working well in both our mining and processing, chemical processing of the finished product. In potash, we’ve had a few fits and starts in the minor things in the potash operations. We hit a salt seam at one of our mines, and so that reduces the productive capacity of the mine and extracting potassium chloride, which has caused some minor delays in our shipping.

We’re current on all shipping as of this month. We are — we’re producing at our expected capacities for the month. We dug into inventory to make up for some of the slippage that we had in mining, but it was a matter that this is a business that 10 or 12 months ago, we were running at 40% capacity. The market picked up demand pace and you hit on the accelerator, and we have to get back up to 90% in a very short order.

So we had a few little sputters. They were minor. We believe they’re behind us, and we will run our operations at close to that 90% capacity going forward.

Thanks, Fai.

Operator: Ben Isaacson, Scotia Capital.

Dean Groff: This is Dean Groff stepping in for Ben Isaacson. Just quickly relating to your rock supply, could you provide an update as to the commissioning, how advanced Bayovar is right now? And also if you see rock from Vale at — 65% stake available to you?

Joc O’Rourke: Joc O’Rourke to answer that question, again. The commissioning of the Bayovar project, our Miski Mayo joint venture, was meant to occur over about a year and one-half, two years for the main part. We’re pretty much right on track with that. The project has been quite successful, and we should hit our strides pretty quick here in the next couple of months, as per our original schedule.

Of course, that’s — Vale is the operator of that project. And more detail of that probably should be a Vale question, not a Mosaic.

And — sorry, there was a second part of the question —?

Larry Stranghoener: The second part of the question, Joc, I can take.

Joc O’Rourke: Okay.

Larry Stranghoener: It was with respect to the ownership structure. I’m sorry, my mike wasn’t on.

The second part of the question was with respect to the ownership structure and do we look forward to any changes in that? And the answer is no, we don’t, not at the current time. We’ve got a very effective partnership with Vale and Mitsui. It’s working well. We expect it to continue to work well.

Obviously, if, in the future, either one of those parties is looking to exit the investment, it would be of interest to us. But that’s not in the cards at this point in time, certainly.

Joc O’Rourke: And I think possibly the other aspect to that you may have been asking was, are we buying from Vale and Mitsui? And yes, from time to time, we have bought from Vale and Mitsui to satisfy that incremental requirement.

Operator: Jacob Bout, CIBC.

Jacob Bout: Hoping you can get an update on the Esterhazy tolling arrangement. And then maybe as a Part B to the question, to comment a bit on the expansion plans at Esterhazy, where things stand with K3. And if you can give us an update on how much you think it’s going to cost to sink a shaft at K3?

Jim Prokopanko: Okay, well, good day, Jacob. Thank you for the question. And I’m going to ask Rich Mack, who is traveling, and is joining us by teleconference, and we’ll see how that works.

And second part, I’ll ask Joc to speak to the proceeding of the shaft sinking in K3 Esterhazy. Rich, are you there?

Rich Mack: I am here, Jim. Thank you. And Jacob, thanks for the question.

With respect to the PCS tolling arrangement, as we’ve indicated before, it’s our expectation that we will have satisfied our obligations under that contract in the June 2011 timeframe. As you know, we’re currently in litigation on this dispute in Saskatchewan. I think the next upcoming event on that will be establishment of when the trial will occur. And right now, we believe that the trial will be set likely for some time in the last quarter of this calendar year, or perhaps the first quarter of 2012.

Obviously, if the parties can come to some resolution on this, I think that would be in the best interests of everybody. And obviously, I think we all would prefer that. But to date, the gap is still far apart and we expect that we will head towards a trial later in the year.

With that, Jim, I’ll turn it back to you.

Joc O’Rourke: Okay. So, in terms of the expansions, the K3 freeze holes have been drilled, so we are definitely moving forward on that on a good path. We are awaiting a couple of permits that we need to get before we start freezing, but we will be starting freezing very soon. And so that project will occur over the next three to five years — we’ll actually sink that shaft for the K3.

In terms of the other expansions, they are going on schedule essentially and start coming into production mid to late 2012, starting with the Esterhazy.

In terms of the cost, we have, I think, previously stated our costs on average are about $1,000 per capacity tonne. And you could look at the shaft sinking as being on the higher side of that cost range. But that’s pretty much where we see the cost of these expansions. So, three to five years to sink the shaft probably; seven years to actually get it into production; and in the cost range of $1,000 a tonne for all of our projects. Thank you.

Operator: Mark Gulley, Soleil Securities.

Mark Gulley: With respect to phosphates, you talked about the robust market’s high operating rates; but Larry, you had also talked about maybe some gross margin pressure in the fourth fiscal quarter because of raws. So, can you kind of help me reconcile, perhaps, your cautioning you may not be able to pass on those higher raw material costs in this fourth quarter. Thank you.

Larry Stranghoener: Mark, I made those comments in the context of a great third quarter performance, where we had gross margins above 30% in phosphates. And we simply don’t look for something quite that strong in the fourth quarter.

As indicated in our guidance, we do expect phosphate prices to be increasing fourth quarter versus third quarter. We think that raw material costs will likely increase by a somewhat higher percentage than prices will increase during the quarter. And so, the end result is the likelihood of a gross margin that will be somewhere in between, I suspect, the second quarter level and the third quarter level.

So, we’re not trying to signal anything dramatic; we’re just trying to send a slight cautionary tone about rising raw material costs that might, at least for this coming quarter, outstrip price increases.

Operator: [Benjamin Fadi], Stifel Nicolaus.

Benjamin Fadi: I just wanted to ask you if you could help me reconcile the gap difference in potash prices, between what’s being posted by others in the industry and your guidance? Thanks.

Jim Prokopanko: Benjamin, it’s Jim. Thanks for that question, and good day. The difference from our Q4 versus what’s posted is, what you’re seeing in our forecast is the sales that have been put on our books anywhere from last week to — much of it could be three and four months ago, where we have a sale made, committed to — at prices that were posted two and three months ago for shipping in this quarter.

So it’s going to take, as is typical, anywhere from eight weeks to 12 weeks to get product positioned and shipped, if it’s coming from our facilities, from our mines. So it’s just a matter of the actual posted realized prices lag what you see on the listed prices. So just a matter that in the next three months, we’ll start seeing actually prices earned approach what is posted in the various trade journals.

Thanks, Benjamin.

Operator: Fai Lee, RBC Capital Markets.

Fai Lee: I just had a follow-up question. Joc, I think you mentioned that you have enough inventory on the phosphate rock side until the end of the calendar year ‘11. Is that reflecting, I guess, mining in the uplands area? And do you need approval, I guess, to mine in that uplands area?

Joc O’Rourke: Fai, thanks. Joc here again. The statement I made was, if we are unable to continue with South Fort Meade after June, which we don’t think is the probable scenario, necessarily; but if that happens, which is our worst-case scenario, we have sufficient rock inventory in Florida with the addition of our Bayovar rock, to keep us going until the end of the calendar year ‘11.

So the uplands area mining that Larry suggested or any of the favorable outcomes on the court case would be incremental to that. So we’ve only expressed the worst-case scenario in that.

Fai Lee: Okay. Great. Thanks. Do you need approvals — sorry?

Rich Mack: Say, Fai, this is Rich Mack. Uplands mining, keep in mind, the Army Corps permit relates to federal wetlands. So as long as you’re not touching any of the wetland areas, there is no permit or other approval required beyond those, what we currently have to engage in upland mining.

Christine Battist: Simon, we have time for two more questions.

Operator: Jacob Bout, CIBC.

Jacob Bout: Just a follow-up on the Esterhazy tolling arrangement. In June 2011, what happens at that point if there’s no settlement?

And then just a follow-up on the K3, what is the size of the — what’s the hoisting capacity going to be of K3?

Jim Prokopanko: Jacob, it’s Jim. The June 11 is where our calculations show that we are — concluded our obligations to the other party. We are — we’re not declaring what it is we will or what we won’t do at that time. It’s a matter under litigation. We’re talking to the other party, so there’s months yet to go before a final conclusion is drawn.

I’m going to ask Joc to speak to the second question.

Joc O’Rourke: Hello, Jacob. The question on the capacity of the Esterhazy K3 hoist — we’ll be setting up the K3 hoist to hoist in the range of 3.5 million to 6 million tonnes per-year in the first instance; but, of course, because it is a mitigation project as well, it will be expandable to the equivalent of 7 million tonnes of finished product or, let’s say, 21 million tonnes of ore per-annum.

Operator: David Silver, Bank of America.

David Silver: Thanks a lot. Larry or Joc, I was hoping to follow-up, I guess, on your earlier comments about — I guess Jim’s comment about effective operational execution this quarter. And I noticed that if I look at your potash segment, and if I strip out the resource taxes and the DD&A, and kind of work to a cash conversion cost kind of number, or cash production cost, it’s about as low as it’s been in several years.

So I was wondering if you could just highlight — are there some techniques or are there some issues that you’re handling differently now, that account for the very efficient results you’ve been producing?

And then could you also just remind us — you did mention some insurance recoveries this quarter. Have you received the full amount of those? Or might there be a knock-on effect in future periods? Thank you.

Joc O’Rourke: Okay. First, the question of the cost. And one of the things we have said in the past, and I would continue to say, is, we are running at very high historic rates. So our — and our marginal cost of production are quite low. So that in itself drives a much lower cost of production than if we were running at 60% or 70%, or at 40% like last year. But further to that, in both our Phosphates and Potash segments, we have taken a view that we’re going to work extremely hard to lower that overall cost base in the long-term to maintain our industry position.

And that goes from everything from how we purchase using our major size as a company overall to drive better purchases for both our Phosphate and Potash segment. We’re doing some efficiencies in terms of how we do our maintenance. So all of those things that you would call normal operational excellence, we’ve really been pushing now for a couple of years and I think they’re starting to pay some dividends.

Larry Stranghoener: And David, with respect to the question about the insurance proceeds, so we have proceeds of about $40 million, $36 million of which was related to potash. This was related to a couple of incidents a couple of years ago, and it represents business interruption in insurance proceeds. And because of that, I question whether it really should be backed out of our results. These proceeds, in effect, represent operating profits that we did not earn two years ago because of industrial accidents that we had.

And yes, we did — we have collected the proceeds. And that’s the end of this; there’s nothing else to be expected from these particular cases.

So, with that, Jim, we’ll turn it over to you for concluding comments, I think.

Jim Prokopanko: Well, thanks very much. And thanks for that final set of questions, David.

With that, we’ll conclude our Q&A session. The outlook for Mosaic is remarkable and we’re excited about the future of our business. It’s a great time to be the world’s leading producer of phosphate and potash. Thanks very much and have a great day.

Operator: Ladies and gentlemen, that does conclude our conference call for today. You may all disconnect and thank you for participating.

Reconciliation of operating earnings, excluding discrete items, for Potash segment

(in millions)	Three months ended November 30, 2010	Three months ended February 28, 2011	$ Increase	% Increase
Operating earnings	$251.5	$413.9
Insurance proceeds	—	38.2

Operating earnings, excluding discrete items	$251.5	$375.7	$124.2	49%

The Company has presented above operating earnings, excluding discrete items, for its potash segment, which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Operating earnings, excluding discrete items, is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that our calculation of operating earnings, excluding discrete items, may not be comparable to other similarly titled measures presented by other companies.

Operating earnings, excluding discrete items, is frequently used by securities analysts, investors, lenders and others to evaluate companies’ performance, including, among other things, profitability before the effect of certain non-recurring transactions. Because securities analysts, investors, lenders and others use operating earnings, excluding discrete items, Mosaic’s management believes that our presentation of operating earnings, excluding discrete items, for the potash segment affords them greater transparency in assessing our financial performance. Operating earnings, excluding discrete items, should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.